EXHIBIT 4.10

BALLARD POWER SYSTEMS INC.

RESTRICTED SHARE UNIT PLAN

Effective as of December 31, 2008

SECTION 1	GENERAL PROVISIONS
1.1	Purpose

The purposes of this Plan are:

(a)	to annually recognize contributions made by Employees;
(b)	to allow Employees to participate in the long-term success of the Corporation; and
(c)	to promote a greater alignment of interests between Employees and the Corporation’s shareholders.
1.2	Share Distribution Plan

Unless otherwise determined by the Board, the Share Distribution Plan will be used to satisfy Restricted Share Units that are redeemed for Shares.

1.3	Definitions

As used in this Plan, the following terms have the following meanings:

(a)	“Accelerated Vesting Event” means the occurrence of any one of the following events:
(i)

any person or persons acting jointly or in concert (as such phrase is defined in the Securities Act (British Columbia)) taking up and paying for Shares pursuant to a take-over bid (as defined in the Securities Act (British Columbia)) which results in that person or persons, directly or indirectly, owning Shares that would, when added to all other securities of the Corporation held at that time by such person or persons, persons associated with such person or persons; or persons affiliated with such person or persons (within the meaning of the Canada Business Corporations Act), entitle the holders thereof, notwithstanding any agreement to the contrary, for the first time to cast at least 66 2/3% of the votes attaching to all Shares in the capital of the Corporation that may be cast to elect Directors and, prior to the date such Shares are taken up and paid for under the take-over bid, any one or more of such persons have publicly expressed an intention to Privatize the Corporation;

(ii)

the acquisition or continuing ownership by any person or persons acting jointly or in concert (as such phrase is defined in the Securities Act (British Columbia)), directly or indirectly, of Shares that would, when added to all other securities of the Corporation held at that time by such person or persons, or persons associated or affiliated with such person or persons (within the meaning of the Canada Business Corporations Act), entitle the holders thereof, notwithstanding any agreement to the contrary, for the first time to cast at least 66 2/3% of the votes attaching to all Shares in the capital of the Corporation that may be cast to elect Directors and, prior to the acquisition of such Shares any one or more of such persons have publicly expressed an intention to Privatize the Corporation;

(iii)	the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets, other than to a subsidiary of the Corporation;
(iv)

an amalgamation, merger, arrangement or other business combination (a “Business Combination”) involving the Corporation receives the approval of, or is accepted by, the securityholders of the Corporation or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation and, as a result that Business Combination:

(A)

parties to the Business Combination or securityholders of the parties to the Business Combination, other than the securityholders of the Corporation, owning, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast at least 66 2/3% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect Directors; and

(B)	either:
(I)	one of the consequences of the Business Combination is to Privatize the Corporation; or
(II)	prior to completion of the Business Combination any of the parties to the Business Combination have publicly expressed an intention to Privatize the Corporation; or
(v)

any other transaction, a consequence of which is to Privatize the Corporation, receives the approval of, or is accepted by, the securityholders of the Corporation or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation;

(a)	“Board” means the board of directors of the Corporation;
(b)	"Code" means the United States Internal Revenue Code of 1986 as amended.

(c)

“Committee” means the Management, Development, Nominating & Compensation Committee of the Board, or any other persons to whom the Board delegates responsibility for the interpretation and administration of this Plan;

(d)	“Corporation” means Ballard Power Systems Inc.;
(e)

“Employee” means a part-time or full-time employee (including officers, whether or not directors) of the Corporation or of a Subsidiary, provided that an individual will cease to be an Employee on the last day on which the individual works for the Corporation or a Subsidiary;

(f)	“Insider” means:
(i)	an insider of the Corporation as defined in the Securities Act (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a Subsidiary; and
(ii)	an associate (as defined in the Securities Act (British Columbia)) of a person who is an Insider by virtue of §(i);
(g)	“Participant” means an Employee who has been awarded Restricted Share Units under this Plan;
(h)	“Plan” means this Ballard Power Systems Inc. Restricted Share Unit Plan for Executives of the Corporation, as amended from time to time;
(i)

“Privatize the Corporation” means any transaction or other act a consequence of which is that the Shares of the Corporation will no longer be listed and posted for trading on any nationally recognized stock exchange in Canada or the United States (such as the Toronto Stock Exchange, the New York Stock Exchange or NASDAQ);

(j)	“Restricted Share Unit” or “RSU” means a right granted by the Corporation to an Employee to receive, on a deferred payment basis, Shares on the terms and conditions specified herein;
(k)	“Restriction Period” means, in respect of any particular award of Restricted Share Units, the period commencing on the date of the award of such Restricted Share Units and ending on the earlier of:
(i)

the date, not to exceed three years less one day from the date upon which the Restricted Share Units were awarded, specified in the written agreement under which the Restricted Share Units were awarded as being the date upon which the Restriction Period expires; and

(ii)	the date upon which an Accelerated Vesting Event occurs;

(l)	“Retirement” means the retirement of an individual within the meaning of the Canada Pension Plan, after attaining the age of 65;
(m)	“Share” means a common share in the capital of the Corporation;
(n)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan, share distribution plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to any director, officer or employee of the Corporation or any of its Subsidiaries, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

(o)	“Share Distribution Plan” means the Corporation’s 2003 Share Distribution Plan, as approved by the Board from time to time;
(p)	“Subsidiary” means a subsidiary, as defined in the Canada Business Corporations Act, of the Corporation;
(q)

the “last day on which the individual works for the Corporation or a Subsidiary” means, with respect to a Participant whose employment is voluntarily terminated by such individual, the last day on which such individual reported for work to the Corporation or a Subsidiary, and with respect to a Participant whose employment has been terminated by the Corporation or a Subsidiary

(i)	other than for cause, either
(A)	the day specified by the Corporation or such Subsidiary in writing to the individual as being the last day on which the individual is to report for work for the Corporation or a Subsidiary, or
(B)

if such individual is given pay in lieu of advance notice of a pending effective date of termination, the day on which such notice of termination is given in writing by the Corporation or such Subsidiary to the individual, and

(ii)	for cause, the day on which the notice of termination was given;
(r)	“Totally Disabled”, with respect to a Participant, means that the Participant:
(i)

is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under anaccident and health plan covering Employees; andTimes New Roman

(s)	"U.S. Participant" means a Participant whose benefit under this Plan is subject to U.S. federal income tax.
1.4	Effective Date and Implementation of Plan of Arrangement

This Plan is being adopted under, and will become effective at the “Effective Time” specified in the plan of arrangement (the “Plan of Arrangement”) under which the Corporation acquires its assets and thereafter caries on business as successor to Ballard Power Systems Inc., corporation number 248019-1 (“Old Ballard”). As required by the Plan of Arrangement, the Corporation will at the Effective Time, in addition to any other grant of Restricted Share Units under this Plan, issue to each person, in respect of each restricted share unit that was granted to the person by Old Ballard under Old Ballard's Restricted Share Unit Plan and which was cancelled for no consideration under the Plan of Arrangement, one Restricted Share Unit on terms substantially identical, mutatis mutandis, to the terms of the cancelled restricted share unit.< /p>

Notwithstanding any other provision of this Plan, RSUs which are issued at the Effective Time to any person (each a "Transferred Employee") whose employment was transferred by Old Ballard to AFCC Automotive Fuel Cell Cooperation Corp. (“AFCC”) on January 31, 2008 shall remain in force and may be converted by the Transferred Employee in accordance with the terms of this Plan for so long as the Transferred Employee is employed by AFCC and, for the purpose of giving effect to the foregoing, “Employee” shall be read to include the person for so long as he or she remains employed by AFCC and “Subsidiary” shall be read to include AFCC.

1.5	Administration

The Board will, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements: (i) interpret and administer this Plan, (ii) establish, amend and rescind any rules and regulations relating to this Plan, and (iii) make any other determinations that the Board deems necessary or desirable for the administration of this Plan. The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned. All expenses of administration for this Plan will be borne by the Corporation.

1.6	Delegation

The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto to the Committee and all actions taken and decisions made by the Committee in this regard will be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, each Participant and, if applicable, the estate or legal representative of a Participant.

1.7	Governing Law

This Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.8	Regulatory and Shareholder Approval

Any awards made under this Plan are subject to receipt of all necessary regulatory and shareholder approvals, if any.

SECTION 2	AWARDS AND GENERAL LIMITATIONS
2.1	Plan Awards

The Board, at any time and from time to time, may in its sole discretion select Employees to whom awards are made under this Plan and will specify the number of Restricted Share Units awarded to each Participant, the Restriction Period in respect of such Restricted Share Units and any performance criteria or other conditions relating to an award that are consistent with this Plan and that the Board deems appropriate. The award of Restricted Share Units in any year to any Employee is intended to be in the nature of a reward for services rendered or, subject to certain performance criteria, to be rendered in respect of or over any specified period. Any award made to a Participant will not oblige the Board to make any subsequent awards to that Participant.

2.2	Maximum Shares to be Allotted

The maximum number of Shares that may be allotted for issuance under this Plan, when aggregated with all Shares issued under the Share Distribution Plan, is 2,900,000.

2.3	Maximum Participation

The maximum aggregate number of Shares with regard to which awards of Restricted Share Units may be made to any one Participant under this Plan, when aggregated with all Shares reserved for issuance to such Participant under every other Share Compensation Arrangement of the Corporation, will not exceed five percent (5%) of the Shares issued and outstanding. In addition, the number of Shares that may be issued or reserved for issuance under any Share Compensation Arrangement:

(a)	to Insiders of the Corporation, may not exceed 10% of the Shares issued and outstanding; and
(b)	to any Insider, within a one-year period, may not exceed 5% of the Shares issued and outstanding.

For these purposes, Shares issuable to an Insider pursuant to a Share Compensation Arrangement that were granted before the person became an Insider will be excluded in determining the number of Shares issuable to Insiders.

SECTION 3	RESTRICTED SHARE UNITS
3.1	Awards

Each award of Restricted Share Units will be evidenced by a written agreement between the Corporation and the Participant, in substantially the form set out in Schedule A, which contains the terms and conditions specified by Section 2 and Section 3 hereof, and such other terms and conditions as the Board in its sole discretion specifies. At any time prior to the expiry of the Restriction Period in respect of a particular award of Restricted Share Units, the Board may, in its sole discretion, amend any performance criteria or other conditions specified in the award of such Restricted Share Units, provided that such amendment does not adversely affect the rights of the Participant in respect of such Restricted Share Units.

3.2	Restriction Period

Unless otherwise specified in the written agreement awarding Restricted Share Units to an Employee, the Restriction Period in respect of a particular award of Restricted Share Units will commence on the date of the award of such Restricted Share Units and end on the earlier of:

(a)	the date which is three years less one day from the date upon which such Restricted Share Units were awarded; and
(b)	the date upon which an Accelerated Vesting Event occurs.
3.3	Conversion of Restricted Share Units

On the last day of the Restriction Period, a Participant will be entitled to receive that number of Shares, disregarding any fractions of a Share, equal to the number of Restricted Share Units specified in such award, provided that:

(a)	the Restricted Share Units have not expired prior to the last day of the Restriction Period; and
(b)	any performance criteria or other conditions specified in the award of such Restricted Share Units has been satisfied.

If any performance criteria or other conditions specified in an award of Restricted Share Units has not been satisfied on or prior to the last day of the Restriction Period, those Restricted Share Units will expire and the Participant will not be entitled to be issued any Shares in respect of those Restricted Share Units. The Shares issued upon conversion of Restricted Share Units will be considered fully paid in consideration of past services rendered that are not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money.

All Shares issued upon conversion of Restricted Share Units will be taxable as income in the year in which the Shares are received. If any taxes are required by law to be withheld, the Corporation will have the right to withhold such amount from the Participant’s remuneration. Each Participant is responsible for all income tax liability arising from any issuance of Shares upon conversion of Restricted Share Units.

3.4	Limitations on Conversion; Forfeiture

Subject to Section 3.5, all Restricted Share Units awarded to a Participant will expire on, and the Participant will no longer be entitled to receive any Shares upon conversion thereof on or after, the last day on which the Participant works for the Corporation or a Subsidiary. In the event that, prior to the end of a Restriction Period, a Participant’s employment with the Corporation or a Subsidiary is terminated, either by the Participant or by the Corporation or a Subsidiary, for any reason other than death or the Participant’s being Totally Disabled, all Restricted Share Units subject to such Restriction Period will be forfeited and cancelled and the Participant shall have no right or entitlement to receive Shares with respect to such Restricted Share Units.

3.5	Exceptions to Limitations

Notwithstanding Section 3.4, if a Participant ceases to be an Employee:

(a)

by reason of his or her death, the Restriction Period in respect of every award of Restricted Share Units to such Participant will end, any performance criteria or other conditions specified in any award of Restricted Share Units will, unless otherwise specified in the award, be deemed to have been satisfied and the Participant’s estate or legal representative will be entitled to receive any Shares issuable upon conversion of all outstanding Restricted Share Units awarded to the Participant; and

(b)

by reason that he or she is Totally Disabled, the Restriction Period in respect of every award of Restricted Share Units to such Participant will end, any performance criteria or other conditions specified in any award of Restricted Share Units will, unless otherwise specified in the award, be deemed to have been satisfied and the Participant will be entitled to receive any Shares issuable upon conversion of all outstanding Restricted Share Units awarded to the Participant.

3.6	Conversion of Restricted Share Units of US Participants

With respect to US Participants who are entitled to convert Restricted Share Units and receive Shares in accordance with the provisions of this Section 3 of this Plan, the conversion and delivery of Shares with respect to such Restricted Share Units will in all cases occur as soon as administratively feasible following the last day of the Restriction Period, but in all events by the earlier of the 90th day following the last day of the Restriction Period and March 15th of the year following the year in which the last day of the Restriction Period occurs, and no U.S. Participant shall have any ability to designate or influence the taxable year in which any such conversion and delivery of Shares occurs.

SECTION 4	GENERAL
4.1	Adjustments and Reorganization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Shares, such proportionate adjustment, if any, as the Board in its sole discretion may deem appropriate to reflect such change, will be made with respect to the number of outstanding Restricted Share Units awarded under this Plan.

4.2	Nature of Restricted Share Units

Restricted Share Units will only represent the right, as contemplated Section 3, upon conversion thereof to receive Shares. Under no circumstances will Restricted Share Units be considered Shares, nor entitle any Participant to exercise voting rights, receive dividends or be entitled to any other right attaching to the Shares.

4.3	Transferability of Awards

Rights respecting Restricted Share Units will not be transferable or assignable other than by will or the laws of descent and distribution.

4.4	No Right to Service

Neither participation in this Plan nor any action under this Plan will be construed to give any Employee a right to be retained as an employee, executive, officer or otherwise in the service of the Corporation or a Subsidiary.

4.5	Successors and Assigns

This Plan will be binding on all successors and assigns of the Corporation and all Participants, including without limitation, the estate of any Participant and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Participant’s creditors.

4.6	Plan Amendment

Without limiting the generality of the foregoing and notwithstanding any other section of this Plan, unless specifically required by any stock exchange or regulatory authority, the Board may make any of the following amendments to the Plan and/or any Restricted Share Unit previously granted without obtaining shareholder approval:

(a)	amendments to the definitions within this Plan and other amendments of a clerical nature;
(b)	amendments to any provisions relating to the granting of Restricted Share Units, including but not limited to provisions relating to the term, termination, and number of Restricted Share Units to be awarded, provided that, without shareholder approval, such amendment does not entail:

(i)	a change in the number or percentage of Shares reserved for issuance under the Plan;
(ii)	an extension beyond the original Restriction Period of a Restricted Share Unit held by a Participant;
(iii)	an increase to the maximum number of Shares that may be:

(A)	issued to Insiders within a one-year period, or
(B)	issuable to Insiders at any time,

under Share Compensation Arrangements, which could exceed 10% of the Corporation's issued and outstanding Shares;

(iv)	permitting Restricted Share Units to be transferable or assignable other than for normal course estate settlement purposes; or
(v)	a change to the amendment provisions of the Plan;
(c)

any amendment in respect of the persons eligible to participate in the Plan, provided that, without shareholder approval, such amendment does not permit non-employee directors to participate in the Plan at the discretion of the Board or increase limits previously imposed on non-employee director participation;

(d)

such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(e)	amendments to correct or rectify any ambiguity, defective provision, error or omission in the Plan.
4.7	Plan Termination

The Board may terminate this Plan at any time, but no such termination will, without the consent of the Participant or unless required by law, adversely affect the rights of a Participant with respect to Restricted Share Units to which the Participant is then entitled under this Plan.

4.8	Foreign Participants

This Plan is equally open to Participants in jurisdictions other than Canada. The terms and conditions offered to foreign Participants may vary and be more limited than those set forth herein, depending upon local regulations and restrictions.

4.9	Adoption of Plan

The creation of this Plan has been duly authorized by the Board of Directors of the Corporation.

4.10	U.S. Participants and Internal Revenue Code Section 409A

The Corporation intends that no benefits under this Plan will be subject to Code Section 409A and has drafted this Plan accordingly. However, if at any time it shall be determined by the Corporation, the Internal Revenue Service or any court of competent jurisdiction that a payment or benefit under this Plan is subject to Code Section 409A, then this Plan shall be construed and administered to comply with the requirements of Code Section 409A with respect to such payment or benefit. In such a case, if a U.S. Participant becomes entitled to payment of benefits under this Plan (i.e. delivery of Shares) as a result of the Participant’s separation from service with the Corporation or a Subsidiary, and if such Participant is a “Specified Employee” at the time of such Participant’s separation from service, then the payment (delivery of Shares) will be delayed at least six (6) months following such Participant’s separation from service with the Corporation or a Subsidiary and will occur on the first business day following the expiration of that six (6) month period. For this purpose, Specified Employee means a Participant who is a specified employee for purposes of Section 1.409A-1(i) of the Treasury Regulations, as determined in accordance with such regulations under the rules and procedures set forth in the separate document entitled “Ballard Power Systems Inc. Specified Employee Determination”. Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

SCHEDULE A

CORPORATION

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement is entered into between Ballard Power Systems Inc. (the “Corporation”) and the Participant named below pursuant to the Corporation’s Restricted Share Unit Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

(a)	on __________________________	(the “Award Date”);
(b)	________________________________	(the “Participant”);
(c)	was granted _______________________	Restricted Share Units;
(d)	having a Restriction Period of [three years less one day], expiring on ______________________________

(e)	[any further conditions as established by the Committee to be inserted.]

By signing this Restricted Share Unit Agreement, the Participant acknowledges that he or she has read and understands the Plan.

IN WITNESS WHEREOF the parties hereof have executed this Restricted Share Unit Agreement as of the _______ day of _______________________20 ___.

BALLARD POWER SYSTEMS INC.

_____________________________	By: ________________________________________
Participant	Authorized Signatory